EXHIBIT 99.1

HOST HOTELS & RESORTS, INC. AND SUBSIDIARIES

GROUND LEASE SUMMARY

		As of December 31, 2022
	Hotel	No. of rooms	Annual minimum rent	Current expiration	Expiration after all potential options (1)
1	Boston Marriott Copley Place	1,144	N/A (2)	12/13/2077	12/13/2077
2	Coronado Island Marriott Resort & Spa	300	1,378,850	10/31/2062	10/31/2078
3	Denver Marriott West	305	160,000	12/28/2028	12/28/2058
4	Houston Airport Marriott at George Bush Intercontinental	573	1,560,000	10/31/2053	10/31/2053
5	Houston Marriott Medical Center/Museum District	398	160,000	12/28/2029	12/28/2059
6	Manchester Grand Hyatt San Diego	1,628	6,600,000	5/31/2067	5/31/2083
7	Marina del Rey Marriott	370	1,991,076	3/31/2043	3/31/2043
8	Marriott Downtown at CF Toronto Eaton Centre	461	368,900	9/20/2082	9/20/2082
9	Marriott Marquis San Diego Marina	1,360	7,650,541	11/30/2061	11/30/2083
10	Newark Liberty International Airport Marriott	591	2,576,119	12/31/2055	12/31/2055
11	Philadelphia Airport Marriott	419	1,411,563	6/29/2045	6/29/2045
12	San Antonio Marriott Rivercenter	1,000	700,000	12/31/2033	12/31/2063
13	San Francisco Marriott Marquis	1,500	1,500,000	8/25/2046	8/25/2076
14	Santa Clara Marriott	766	90,932	11/30/2028	11/30/2058
15	Tampa Airport Marriott	298	1,463,770	12/31/2043	12/31/2043
16	The Ritz-Carlton, Marina del Rey	304	2,078,916	7/29/2067	7/29/2067
17	The Ritz-Carlton, Tysons Corner	398	1,043,459	6/30/2112	6/30/2112
18	The Westin Cincinnati	456	100,000	6/30/2045	6/30/2075 (3)
19	The Westin South Coast Plaza, Costa Mesa	393	178,160	9/30/2025	9/30/2025

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(1)
Exercise of Host’s option to extend is subject to certain conditions, including the existence of no defaults and subject to any applicable rent escalation or rent re-negotiation provisions.
(2)
All rental payments have been previously paid and no further rental payments are required for the remainder of the lease term.
(3)
No renewal term in the event the Lessor determines to discontinue use of building as a hotel.